Exhibit 10.12.2

EHEALTH, INC.

SECOND AMENDMENT TO OFFER LETTER & OFFER LETTER SUPPLEMENT

The offer letter dated April 6, 2000 (the “Offer Letter), the offer letter supplement dated August 7, 2000 (the “Offer Letter Supplement”), and the Amendment to Offer Letter & Offer Letter Supplement dated September 21, 2007 (the “First Amendment”), all of which are by and between eHealth, Inc. (the “Company”) and Bruce A. Telkamp (the “Executive”) are hereby amended by this Second Amendment to Offer Letter & Offer Letter Supplement (the “Second Amendment”) as follows:

1. Severance. The second paragraph of the Offer Letter Supplement, as amended pursuant to the First Amendment, is amended in its entirety to read as follows:

“First, if your employment is involuntarily or constructively terminated without cause, then, subject to your entering into and not revoking a release of claims substantially in the form attached to the Amendment to Offer Letter Supplement dated September, 2007 as Exhibit A (as amended by Section 2 of this Second Amendment) within sixty (60) days of the date of your termination you shall receive a severance payment equal to six (6) months of your base compensation then in effect, including all bonuses that you would have been eligible to receive during this period. You shall be deemed constructively terminated if you voluntarily terminate your employment within 120 days following the Company materially diminishing your duties, authority or responsibilities as Executive Vice President of the Company; provided, however, that material diminishment of your duties, authority or responsibilities shall not constitute grounds for your constructive termination unless you have provided notice to the Company of the material diminishment of your duties, authority or responsibilities within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition.”

A new third paragraph is inserted into the Offer Letter Supplement to read as follows:

“To receive any of the severance payments and vesting acceleration described in the preceding paragraph, the release of claims referred to in such paragraph must become effective within sixty (60) days following the termination of your employment. No severance pursuant to such section shall be paid or provided until the release becomes effective. Any severance payment to which you are entitled shall be paid by the Company to you in cash and in full on the sixty-first (61st ) day following your employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A.”

2. Release of Claims. Section 3 of the Release of Claims attached as Exhibit A to the Second Amendment is hereby amended in its entirety to read as follows:

“3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee, other than the amount of $                     of severance due and payable on the sixty-first day following Employee’s termination, subject to this Release of Claims being effective.”

3. 409A. Section 9 of the Offer Letter (added pursuant to the First Amendment) is hereby replaced in its entirety by the following:

“9. Compliance with Section 409A.

(a) Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that becomes payable under this letter by reason of your termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”). Further, if you are a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of your termination of employment (other than a termination of employment due to death), then the severance payable to you, if any, under this letter, when considered together with any other severance payments or separation benefits that are in each case considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following your termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of your termination of employment, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your employment termination but prior to the six (6) month anniversary of your employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amounts paid under this letter that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Payments for purposes of clause (a) above.

(c) Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations (an “Involuntary Separation Exempt Payment”) that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Payments for purposes of clause (a) above. “Section 409A Limit” means the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding the taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

(d) For the sake of clarity, you and the Company agree that severance payments payable hereunder, to the extent they do not exceed the Section 409A Limit, should qualify as an Involuntary Separation Exempt Payment and thus should not be subject to a six-month delay under Section 409A and section 9(c) hereof.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”

4. Effective Date. This Amendment is effective on the last date signed by both parties hereto below.

IN WITNESS WHEREOF, this instrument is executed and effective as of the last date signed below.

COMPANY:	eHealth, Inc.

	By:	/s/ Gary L. Lauer
Gary L. Lauer
Chairman of the Board of Directors, President & Chief Executive Officer

December 29, 2008

EXECUTIVE:	/s/ Bruce A. Telkamp
Bruce A. Telkamp

December 29, 2008

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